UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 11, 2010
(Date of earliest event reported: March 11, 2010)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

The purpose of this item is to disclose certain information regarding the principal terms and conditions of the credit agreement refinancing that Revlon Consumer Products Corporation (‘‘RCPC’’ or "Products Corporation"), the wholly owned operating subsidiary of Revlon, Inc. (‘‘Revlon’’ and, together with RCPC, the ‘‘Company’’) consummated on March 11, 2010 (the "2010 Refinancing").

The 2010 Refinancing, among other things, extends the maturity of RCPC's existing credit facilities.  With the new 5-year term loan facility (the "2010 Term Loan Facility"), the maturity of RCPC's existing term loan facility is extended from January 15, 2012 to March 11, 2015.  Also, with the new asset-based, multi-currency revolving credit facility (the "2010 Revolving Credit Facility" and, together with the 2010 Term Loan Facility, the "2010 Credit Facilities"), the maturity of RCPC's existing 2006 revolving credit facility is extended from January 15, 2012 to March 11, 2014.

The 2010 Refinancing included refinancing RCPC's existing term loan facility, which had $815 million aggregate principal amount outstanding at December 31, 2009, with a 5-year, $800 million term loan facility under a second amended and restated term loan agreement dated as of March 11, 2010 (the "2010 Term Loan Agreement"), among RCPC, as borrower, the lenders party thereto, Citigroup Global Markets Inc. ("CGMI"), J.P. Morgan Securities Inc. ("JPM Securities"), Banc of America Securities LLC ("BAS") and Credit Suisse Securities (USA) LLC ("Credit Suisse"), as joint lead arrangers, CGMI, JPM Securities, BAS, Credit Suisse and Natixis, New York Branch ("Natixis"), as joint bookrunners, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents, Credit Suisse and Natixis as co-documentation agents, and Citicorp USA, Inc. ("CUSA"), as administrative agent and collateral agent (in such capacities, the “Term Loan Administrative Agent” and the "Term Loan Collateral Agent").

The 2010 Refinancing also included refinancing RCPC's 2006 revolving credit facility, which had nil outstanding borrowings at December 31, 2009, with a 4-year, $140 million asset-based, multi-currency 2010 Revolving Credit Facility under a second amended and restated revolving credit agreement dated as of March 11, 2010 (the "2010 Revolving Credit Agreement" and, together with the 2010 Term Loan Agreement, the "2010 Credit Agreements"), among RCPC, as borrower, the lenders party thereto, CGMI and Wells Fargo Capital Finance, LLC (“WFS”), as joint lead arrangers, CGMI, WFS, BAS, JPM Securities and Credit Suisse, as joint bookrunners, and CUSA, as administrative agent and collateral agent (in such capacities, the “Revolver Administrative Agent” and the "Revolver Collateral Agent" and, together with the Term Loan Administrative Agent and the Term Loan Collateral Agent, the "Administrative Agent" and the "Collateral Agent").

RCPC used the approximately $786 million of proceeds from the 2010 Term Loan Facility, which was drawn in full on the March 11, 2010 closing date and issued to lenders at 98.25%, plus approximately $31 million of available cash and approximately $20 million drawn on the 2010 Revolving Credit Facility to refinance in full the approximately $815 million of outstanding indebtedness under its existing term loan facility, to pay approximately $7 million of accrued interest and to pay approximately $15 million of fees and expenses incurred in connection with consummating the 2010 Refinancing.

The following is a description of the 2010 Credit Facilities. Investors should refer to the principal refinancing agreements (copies of which the Company intends to file as exhibits to a Current Report on Form 8-K subsequent to this filing) for complete terms and conditions. Unless otherwise indicated, capitalized terms have the meanings given to them in the 2010 Term Loan Agreement and the 2010 Revolving Credit Agreement, as applicable.

2010 Revolving Credit Facility

Availability under the 2010 Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.

In each case subject to borrowing base availability, the 2010 Revolving Credit Facility is available to:

(i) Products Corporation in revolving credit loans denominated in U.S. dollars;

(ii) Products Corporation in swing line loans denominated in U.S. dollars up to $30 million, under the 2010 Revolving Credit Facility;

(iii) Products Corporation in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $60 million, under the 2010 Revolving Credit Facility; and

(iv) Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. dollars and other currencies.

If the value of the eligible assets is not sufficient to support a $140 million borrowing base under the 2010 Revolving Credit Facility, Products Corporation will not have full access to the 2010 Revolving Credit Facility. Products Corporation’s ability to make borrowings under the 2010 Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the 2010 Revolving Credit Agreement.

Borrowings under the 2010 Revolving Credit Facility bear interest at a rate equal to, at Products Corporation’s option, either (i) the Eurodollar Rate plus 3.00% per annum or (ii) the Alternate Base Rate plus 2.00% per annum. Upon closing the 2010 Refinancing, there was approximately $20 million of borrowings under the 2010 Revolving Credit Facility (excluding letters of credit).

Prior to the termination date of the 2010 Revolving Credit Facility, revolving loans are required to be prepaid (without any permanent reduction in commitment) with:

(i) the net cash proceeds from sales of Revolving Credit First Lien Collateral by Products Corporation or any of its subsidiary guarantors (other than dispositions in the ordinary course of business and certain other exceptions); and

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, to the extent there remains any such proceeds after satisfying Products Corporation's repayment obligations under the 2010 Term Loan Facility.

Products Corporation pays to the lenders under the 2010 Revolving Credit Facility a commitment fee of 0.75% of the average daily unused portion of the 2010 Revolving Credit Facility, which fee is payable quarterly in arrears. Under the 2010 Revolving Credit Facility, Products Corporation pays:

(i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender);

(ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans;

(iii) to the multi-currency lenders a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and

(iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.

Under certain circumstances, Products Corporation will have the right to request that the 2010 Revolving Credit Facility be increased by up to $60 million, provided that the lenders are not committed to provide any such increase.

Under certain circumstances if and when the difference between (i) the borrowing base under the 2010 Revolving Credit Facility and (ii) the amounts outstanding under the 2010 Revolving Credit Facility is less than $20 million for a period of two consecutive days or more, and until such difference is equal to or greater than $20 million for a period of 30 consecutive days, the 2010 Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in the 2010 Revolving Credit Facility) of 1.0 to 1.0.

2010 Term Loan Facility

Under the 2010 Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 4.00% per annum (provided that in no event shall the Eurodollar Rate be less than 2.00% per annum) and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 3.00% per annum (provided that in no event shall the ABR be less than 3.00% per annum).

Prior to the termination date of the 2010 Term Loan Facility, on June 30, September 30, December 31, and March 31 of each year (commencing June 30, 2010), Products Corporation is required to repay $2 million of the principal amount of the term loans outstanding under the 2010 Term Loan Facility on each respective date.  In addition, the term loans under the 2010 Term Loan Facility are required to be prepaid with:

(i) the net cash proceeds in excess of $10 million for each 12-month period ending on March 31 received during such period from sales of Term Loan First Lien Collateral (as defined below) by Products Corporation or any of its subsidiary guarantors (subject to a reinvestment right for 365 days and carryover of unused annual basket amounts up to a maximum of $25 million and subject to certain specified dispositions up to an additional $25 million in the aggregate);

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt; and

(iii) 50% of Products Corporation's "excess cash flow" (as defined under the 2010 Term Loan Agreement), commencing with excess cash flow for the 2011 fiscal year payable in the first quarter of 2012, which prepayments are applied to reduce Products Corporation’s future regularly scheduled term loan amortization payments.

The 2010 Term Loan Facility contains a financial covenant limiting Products Corporation’s first lien senior secured leverage ratio (the ratio of Products Corporation’s Senior Secured Debt that has a lien on the collateral which secures the 2010 Term Loan Facility that is not junior or subordinated to the liens securing the 2010 Term Loan Facility (excluding debt outstanding under the 2010 Revolving Credit Facility)) to EBITDA, as each such term is defined in the 2010 Term Loan Facility), to 4.0 to 1.0 for each period of four consecutive fiscal quarters ending during the period from March 31, 2010 to the March 2015 maturity date of the 2010 Term Loan Facility.

Under certain circumstances, Products Corporation will have the right to request the 2010 Term Loan Facility to be increased by up to $300 million, provided that the lenders are not committed to provide any such increase.

The 2010 Term Loan Facility matures on March 11, 2015.

Provisions Applicable to the 2010 Revolving Credit Facility and the 2010 Term Loan Facility

The 2010 Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products Corporation’s domestic subsidiaries. The obligations of Products Corporation under the 2010 Credit Facilities and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of Products Corporation and the guarantors, including:

(i) mortgages on owned real property, including Products Corporation’s facility in Oxford, North Carolina;

(ii) the capital stock of Products Corporation and the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of Products Corporation’s and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries;

(iii) intellectual property and other intangible property of Products Corporation and the subsidiary guarantors; and

(iv) inventory, accounts receivable, equipment, investment property and deposit accounts of Products Corporation and the subsidiary guarantors.

The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than the capital stock of Products Corporation and its subsidiaries), real property, equipment, fixtures and certain intangible property (the ‘‘Revolving Credit First Lien Collateral’’) secure the 2010 Revolving Credit Facility on a first priority basis, the 2010 Term Loan Facility on a second priority basis and Products Corporation's 9¾% Senior Secured Notes due November 2015 (the "9¾% Senior Secured Notes") and the related guarantees on a third priority basis.  The liens on the capital stock of Products Corporation and its subsidiaries and intellectual property and certain other intangible property (the ‘‘Term Loan First Lien Collateral’’) secure the 2010 Term Loan Facility on a first priority basis and the 2010 Revolving Credit Facility and the 9¾% Senior Secured Notes and the related guarantees on a second priority basis.  Such arrangements are set forth in the Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, by and among Products Corporation and CUSA, as administrative agent and as collateral agent for the benefit of the secured parties for the 2010 Term Loan Facility, 2010 Revolving Credit Facility and the 9¾% Senior Secured Notes (the ‘‘2010 Intercreditor Agreement’’). The 2010 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

Each of the 2010 Credit Facilities contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from:

(i) incurring additional indebtedness or guarantees, with certain exceptions;

(ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others:

(a) exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and NYSE listing fees, and other expenses related to being a public holding company;

(b) subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Third Amended and Restated Revlon, Inc. Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan;

(c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such; and

(d) subject to certain limitations, to make other restricted payments to affiliates of Products Corporation in amounts up to $5 million per year ($10 million in 2010), other restricted payments in an aggregate amount not to exceed $20,000,000 and other restricted payments based upon certain financial tests.

(iii) creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;

(iv) with certain exceptions, engaging in merger or acquisition transactions;

(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi) making investments, subject to certain exceptions; and

(vii) entering into transactions with affiliates of Products Corporation involving aggregate payments or consideration in excess of $10 million other than upon terms that are not materially less favorable when taken as a whole to Products Corporation or its subsidiaries as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's length dealings with an unrelated third person and where such payments or consideration exceed $20 million, unless such transaction has been approved by all of the independent directors of Products Corporation, subject to certain exceptions.

The events of default under each of the 2010 Credit Facilities include customary events of default for such types of agreements, including, among others:

(i)       nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii)      non-compliance with the covenants in such 2010 Credit Facility or the ancillary security documents, subject in certain instances to grace periods;

(iii)     the institution of any bankruptcy, insolvency or similar proceedings by or against Products Corporation, any of Products Corporation’s subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

(iv)      default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $25.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $25.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

(v)       in the case of the 2010 Term Loan Facility, a cross default under the 2010 Revolving Credit Facility, and in the case of the 2010 Revolving Credit Facility, a cross default under the 2010 Term Loan Facility;

(vi)      the failure by Products Corporation, certain of Products Corporation’s subsidiaries or Revlon, Inc. to pay certain material judgments;

(vii)     a change of control such that (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation’s capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to ‘‘control’’ Products Corporation, and any other person or group of persons owns, directly or indirectly, more than 35% of the total voting power of Products Corporation, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall ‘‘control’’ Products Corporation or (D) during any period of two consecutive years, the directors serving on Products Corporation’s Board of Directors at the beginning of such period (or other directors nominated by at least a majority of such continuing directors) shall cease to be a majority of the directors;

(viii)    Revlon, Inc. shall have any meaningful assets or indebtedness or shall conduct any meaningful business other than its ownership of Products Corporation and such activities as are customary for a publicly traded holding company which is not itself an operating company, in each case subject to limited exceptions; and

(ix)       the failure of certain of Products Corporation’s affiliates which hold Products Corporation’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness, subject to certain exceptions, including as to Products Corporation's Senior Subordinated Term Loan.

If Products Corporation is in default under the senior secured leverage ratio under the 2010 Term Loan Facility or the consolidated fixed charge coverage ratio under the 2010 Revolving Credit Facility, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. This cure right may be exercised by Products Corporation two times in any four-quarter period.  Upon closing the 2010 Refinancing, Products Corporation was in compliance with all applicable covenants under the 2010 Credit Agreements.

Upon closing the 2010 Refinancing, the aggregate principal amount outstanding under the 2010 Term Loan Facility was $800 million and availability under the $140 million 2010 Revolving Credit Facility, based upon the last calculated borrowing base less approximately $22 million of outstanding letters of credit and approximately $20 million then drawn on the 2010 Revolving Credit Facility, was approximately $74 million.

Item 7.01.    Regulation FD Disclosure.

On March 11, 2010, Revlon issued a press release (the ‘‘Press Release’’) announcing the consummation of the 2010 Refinancing, a copy of which is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 to the Form 8-K, the information under this Item 7.01 and the Press Release shall be deemed to be ‘‘furnished’’ to the SEC and not be deemed to be ‘‘filed’’ with the SEC for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press Release, dated March 11, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Executive Vice President,
Chief Legal Officer
and General Counsel
Date: March 11, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 11, 2010.